Exhibit 3.13

NANOVIBRONIX, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES G CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

NANOVIBRONIX, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation as of May [●], 2025:

RESOLVED, that the Board of Directors of the Corporation pursuant to authority expressly vesting in it by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), hereby authorizes the issuance of a series of Preferred Stock designated as the Series G Convertible Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES G CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” means this Certificate of Designation of Preferences, Rights and Limitations of Series G Convertible Preferred Stock filed by the Corporation.

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“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by Holders of a majority of the then-outstanding Series G Preferred Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the any over the counter market operated by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(b).

“Conversion Price” shall have the meaning set forth in Section 6(a), as adjusted pursuant to Section 7 hereof.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series G Preferred Stock in accordance with the terms hereof.

“DGCL” shall mean the Delaware General Corporation Law.

“Dividend Payment Date” shall have the meaning set forth in Section 3(b).

“Dividend Share Amount” shall have the meaning set forth in Section 3(b).

“DWAC Delivery” shall have the meaning set forth in Section 6(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, (b) warrants to the Underwriter in connection with the transactions pursuant to the Underwriting Agreement and any securities upon exercise of the warrants to the Underwriter, if applicable, and/or securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Underwriting Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Underwriting Agreement, provided that such securities have not been amended since the date of the Underwriting Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period set forth in the Underwriting Agreement, and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (d) the shares of Series G Preferred Stock and Warrants issued to other purchasers pursuant to the Prospectus concurrently with the Closing (each as defined in the Underwriting Agreement).

“ Floor Price” shall equal $[●], which shall be 50% of the “Minimum Price” (as such term is defined in Rule 5635 of the Listing Rules of the Nasdaq Stock Market) on the date of the Underwriting Agreement (subject to adjustment for stock s plits, stock dividends, stock combinations, recapitalizations or other similar events) or, in any case, such lower amount as permitted, from time to time, by the Trading Market.

“Fundamental Transaction” shall have the meaning set forth in Section 7(b).

“Holder” means any holder of Series G Preferred Stock.

“Issuance Date” means the date of the “Closing” as defined in the Underwriting Agreement.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation.

“Make-Whole Amount” means, with respect to the applicable date of determination, an amount in cash equal to all of the dividends that, but for the applicable conversion prior the Mandatory Conversion Date, would have otherwise accrued pursuant to Section 3 with respect to the applicable shares of Series G Preferred Stock being so converted for the period commencing on the applicable Conversion Date and ending on the Mandatory Conversion Date.

“Make-Whole Payment” shall have the meaning set forth in Section 3(b).

“Mandatory Conversion Date” means the date that is the five (5) year anniversary of the Issuance Date, or if such day is not a Business Day, on the next succeeding Business Day.

“Notice of Conversion” shall have the meaning set forth in Section 6(b).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Underwriter” means Dawson James Securities, Inc.

“Required Holders” means the holders of at least a majority of the outstanding shares of Series G Preferred Stock.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Underwriting Agreement” means that certain underwriting agreement dated [●], 2025, by and among the investors signatory thereto.

“Series G Preferred Stock” shall have the meaning set forth in Section 2(a).

“Series G Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Share Delivery Date” shall have the meaning set forth in Section 6(d)(i).

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

“Stated Value” shall have the meaning set forth in Section 2(a).

“Trading Day” means a day on which the Common Stock is traded for any period on the principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means VStock Transfer, LLC, the current transfer agent of the Corporation, with a mailing address of 18 Lafayette Place, Woodmere, New York 11598, and any successor transfer agent of the Corporation.

“Underlying Shares” means the shares of Common Stock issued and issuable (i) upon conversion of the Series G Preferred Stock and (ii), to the extent that the Corporation elects to pay dividends on the Series G Preferred Stock pursuant to Section 3 hereof in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, as payment of dividends upon any conversion of Series G Preferred Stock.

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Section 2. Designation, Amount and Par Value; Assignment.

(a) The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series G Convertible Preferred Stock (the “Series G Preferred Stock”) and the number of shares so designated shall be [●] (which shall not be subject to increase without the written consent of the Holders holding a majority of the then issued and outstanding Series G Preferred Stock). Each share of Series G Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $25 (the “Stated Value”).

(b) The Corporation shall register shares of the Series G Preferred Stock, upon records to be maintained by the Corporation or any duly registered transfer agent for that purpose (the “Series G Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series G Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series G Preferred Stock in the Series G Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series G Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3. Dividends.

(a) Series G Preferred Stock Dividend. Holders shall be entitled to receive, and the Corporation shall pay, but only out of any funds legally available for the declaration of dividends, cumulative dividends payable as provided in Section 3(b) below at the rate per share (as a percentage of the Stated Value per share of Series G Preferred Stock) of nine (9%) percent per annum. Dividends on shares of Series G Preferred Stock shall accrue and be cumulative from the Issuance Date and shall accrue from day to day thereafter for so long as Series G Preferred Stock is outstanding. Dividends may be declared and paid on Series G Preferred Stock when and as determined by the Board of Directors of the Corporation, out of any funds legally available for such purpose, subject to written consent of the Holders holding a majority of the then issued and outstanding Series G Preferred Stock.

(b) Payment of Dividends in Cash or in Kind; Make-Whole Payment. Dividends are payable (i) on each Conversion Date (with respect only to Series G Preferred Stock being converted); (ii) on each such other date as the Board of Directors of the Corporation may determine pursuant to Section 3(a) above; (iii) upon Liquidation as set forth in Section 5; and (iv) upon occurrence of a Fundamental Transaction (each such date, a “Dividend Payment Date”), at the option of the Corporation, in cash or in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(b), or a combination thereof (the amount to be paid in shares of Common Stock, the “Dividend Share Amount Payment”); provided, however, that upon the conversion of Series G Preferred Stock prior to the Mandatory Conversion Date, the Corporation shall also pay to the Holders of Series G Preferred Stock so converted, an amount equal to the Make-Whole Amount (the “Make-Whole Payment”), payable at the option of the Corporation, in cash or in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock. With respect to any Dividend Share Amount Payments and Make-Whole Payments paid in shares of Common Stock, the number of shares of Common Stock to be issued to a Holder pursuant to this Section 3(b) shall be an amount equal to the quotient of (i) the amount of the dividend payable to such Holder divided by (ii) the Conversion Price then in effect, provided that the Conversion Price shall not be less than the Floor Price. If the Corporation intends to pay any Dividend Share Amount Payment or Make-Whole Payment in cash it shall provide the Holders with not less than five Trading Days’ notice of such intention, which notice may be provided by filing a Form 8-K.

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(c) Dividend Calculations. Dividends on the Series G Preferred Stock shall be calculated on the basis of a 365-day year, and shall accrue daily commencing on the Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Payment of dividends and Make-Whole Payments in shares of Common Stock shall otherwise occur pursuant to Section 3(b) and, solely for purposes of the payment of dividends in shares, the Dividend Payment Date shall be deemed the Conversion Date. Dividends shall cease to accrue with respect to any Series G Preferred Stock converted, provided that, the Corporation actually delivers the Conversion Shares and Make-Whole Payment within the time period required by Section 3(b).

Section 4. Voting Rights. Except as otherwise provided by law or in this Section 4, the Series G Preferred Stock shall have no voting rights. So long as any shares of Series G Preferred Stock are outstanding, the Corporation shall not (by merger, consolidation or otherwise), without the written consent or affirmative vote of the holders of at least a majority of the then-outstanding shares of Series G Preferred Stock, consenting or voting (as the case may be) separately as a class, amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation, Amended and Restated Bylaws, as amended, or this Certificate of Designation in a manner that would adversely affect the powers, preferences or rights of the Series G Preferred Stock.

Section 5. Rank; Liquidation. Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Series G Preferred Stock if such shares had been converted to Common Stock immediately prior to such Liquidation (without giving effect for such purposes to the Beneficial Ownership Limitation set forth in Section 6(c)), subject to the preferential rights of holders of any class or series of Capital Stock of the Corporation specifically ranking by its terms senior to the Series G Preferred Stock as to distributions of assets upon Liquidation.

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Section 6. Conversion.

(a) Automatic Conversion. On the Mandatory Conversion Date, all outstanding shares of Series G Preferred Stock and, to the extent that the Corporation elects to pay dividends pursuant to Section 3 hereof in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, all accrued but unpaid dividends thereon through and including the Mandatory Conversion Date shall be automatically converted into shares of Common Stock (an “Automatic Conversion”) at a price of $[●] per share (as adjusted pursuant to Section 7 hereof) (the “Conversion Price”); provided, however, that to the extent that an Automatic Conversion would result in a Holder and its other Attribution Parties (as defined below) exceeding the Beneficial Ownership Limitation set forth in Section 6(c), if applicable, then such Holder’s Series G Preferred Stock shall not be automatically converted into Common Stock and shall remain outstanding, and such Holder shall benefit from all preferences and rights set forth in this Certificate of Designations (except that the provisions set forth in Section 7(c) shall immediately terminate and be of no further force and effect) to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Automatic Conversion (and beneficial ownership) to such extent), and the shares of Common Stock issuable upon the automatic conversion of Series G Preferred Stock to such extent shall be held in abeyance for such Holder until such time or times as conversion of such Series G Preferred Stock would not result in such Holder and its other Attribution Parties exceeding the Beneficial Ownership Limitation set forth in Section 6(c), at which time or times such Holder shall be issued such shares of Common Stock (and any shares of Common Stock granted or issued with respect to the shares of Common Stock issuable upon conversion of Series G Preferred Stock to be held similarly in abeyance) to the same extent as if there had been no such limitation. Upon an Automatic Conversion, subject to the limitations set forth in the preceding sentence, the outstanding shares of Series G Preferred Stock shall be converted automatically without any further action by the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing any Underlying Shares issuable upon such conversion unless the certificates evidencing such shares of Series G Preferred Stock are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of an Automatic Conversion of the Series G Preferred Stock, the Holders of such shares shall surrender the certificates representing the Series G Preferred Stock at the office of the Corporation or any transfer agent for the Series G Preferred Stock. Thereupon, there shall be issued and delivered to such Holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Underlying Shares issuable.

(b) Conversions at Option of Holder. Each share of Series G Preferred Stock shall be convertible, at any time and from time to time from and after the Issuance Date through the Mandatory Conversion Date, at the option of the Holder thereof, into a number of shares of Common Stock (subject to the limitations set forth in Section 6(c)) equal to the quotient of (i) the sum of the aggregate Stated Value of those shares being converted and, to the extent that the Corporation elects to pay dividends pursuant to Section 3 hereof in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, all accrued but unpaid dividends thereon, divided by (ii) the Conversion Price then in effect. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program and the applicable Conversion Shares are either registered for issuance, registered for resale or eligible for resale without restriction pursuant to Rule 144 of the Securities Act, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The “Conversion Date”, or the date on which a conversion pursuant to this Section 6(b) shall be deemed effective, shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by email or facsimile to, and received during regular business hours by, the Corporation. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series G Preferred Stock to the Corporation unless all of the shares of Series G Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series G Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock shall be canceled and shall not be reissued. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

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(c) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series G Preferred Stock, and a Holder shall not have the right to convert any shares of Series G Preferred Stock, pursuant to this Section 6 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the shares of Series G Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, non-converted portion of the shares of Series G Preferred Stock beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Corporation is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 6(c) applies, the determination of whether the shares of Series G Preferred Stock are convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which shares of Series G Preferred Stock are convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether the shares of Series G Preferred Stock are convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of the shares of Series G Preferred Stock are convertible , in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or its Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, the shares of Series G Preferred Stock, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the shares of Series G Preferred Stock. The Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(c), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the shares of Series G Preferred Stock held by the Holder and the provisions of this Section 6(c) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of the shares of Series G Preferred Stock.

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(d) Mechanics of Conversion

i. Delivery of Certificate or Electronic Issuance Upon Conversion. By the date that is the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case after the delivery to the Corporation of the Notice of Conversion (the “Share Delivery Date”), the Corporation shall (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Underlying Shares being acquired upon the conversion of shares of Series G Preferred Stock (including shares of Common Stock representing the payment of accrued dividends otherwise determined pursuant to Section 3) or (b) in the case of a DWAC Delivery, electronically transfer such Underlying Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Underlying Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series G Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series G Preferred Stock unsuccessfully tendered for conversion to the Corporation. Notwithstanding the foregoing, with respect to any Notice(s) of Conversion delivered prior to 12:00 p.m. (New York City time) on the Issuance Date, the Company agrees to deliver the Conversion Shares subject to such notice(s) on the Issuance Date and the Issuance Date shall be the Share Delivery Date for purposes hereunder, provided that payment of the aggregate Conversion Price is received by such Issuance Date.

ii. Obligation Absolute. Subject to Section 6(c) hereof and subject to Holder’s right to rescind a Conversion Notice pursuant to Section 6(d)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series G Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6(c) hereof and subject to Holder’s right to rescind a Conversion Notice pursuant to Section 6(d)(i) above, in the event a Holder shall elect to convert any or all of its Series G Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one Person associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to such Holder, restraining and/or enjoining conversion of all or part of the Series G Preferred Stock of such Holder shall have been sought and obtained by the Corporation. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(d)(i) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series G Preferred Stock being converted, $10 per Trading Day (increasing to $10 per Trading Day on the third (3rd) Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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iii. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails to cause the Transfer Agent to transmit to the Holder the Underlying Shares in accordance with the provisions of Section 6(d)( above pursuant to a conversion on or before the Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Underlying Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Corporation shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Underlying Shares that the Corporation was required to deliver to the Holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the shares of Series G Preferred Stock and equivalent number of Underlying Shares for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Common Stock upon conversion of the shares of Series G Preferred Stock as required pursuant to the terms hereof.

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iv. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series G Preferred Stock and payment of dividends on the Series G Preferred Stock each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series G Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series G Preferred Stock at the Conversion Price and payment of dividends hereunder. The Corporation shall take all action required to increase the authorized number of shares of Common Stock (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock), or any other actions necessary or desirable, if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of the Series G Preferred Stock (including any dividends payable thereon).The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv. Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of the Series G Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

v. Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock upon conversion of the Series G Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series G Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for processing of any Notice of Conversion.

(e) Status as Stockholder. Upon each Conversion Date, (i) the shares of Series G Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series G Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series G Preferred Stock.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the shares of Series G Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of the Series G Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Notwithstanding the foregoing, no adjustment pursuant to this Section 7 shall cause the Conversion Price to be less than the Floor Price.

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(b) Fundamental Transaction. If, at any time while the shares of Series G Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation (or any Subsidiary), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of the Corporation’s assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock or 50% or more of the voting power of the common equity of the Corporation, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the common equity of the Corporation (each a “Fundamental Transaction”), then, upon any subsequent conversion of the shares of Series G Preferred Stock, the Holder shall have the right to receive, for each Underlying that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 6(c) on the conversion of the shares of Series G Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the shares of Series G Preferred Stock are convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(c) on the conversion of the shares of Series G Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the shares of Series G Preferred Stock following such Fundamental Transaction. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for the shares of Series G Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the shares of Series G Preferred Stock which are convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the shares of Series G Preferred Stock (without regard to any limitations on the conversion of the shares of Series G Preferred Stock) prior to such Fundamental Transaction, and with an conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the shares of Series G Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall be added to the term “Corporation” under this Certificate of Designation (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of the Certificate of Designation referring to the “Corporation” shall refer instead to each of the Corporation and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Corporation, may exercise every right and power of the Corporation prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Corporation prior thereto under this Certificate of Designation with the same effect as if the Corporation and such Successor Entity or Successor Entities, jointly and severally, had been named as the Corporation herein. For the avoidance of doubt, the Holder shall be entitled to the benefits of the provisions of this Section 7(b) regardless of (i) whether the Corporation has sufficient authorized shares of Common Stock for the issuance of Underlying Shares and/or (ii) whether a Fundamental Transaction occurs prior to the initial date the shares of Series G Preferred Stock become convertible.

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(c) Subsequent Equity Sales. If the Corporation or any Subsidiary thereof, as applicable, at any time while the shares of Series G Preferred Stock are outstanding, shall sell, enter into an agreement to sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Conversion Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Conversion Price shall be reduced and only reduced to equal the Base Share Price, provided that the Base Share Price shall not be less than the Floor Price. If the Corporation enters into a Variable Rate Transaction, the Corporation shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible price, conversion price or exercise price at which such securities may be issued, converted or exercised. For the avoidance of doubt and notwithstanding the foregoing, (i) no adjustment pursuant to this Section 7(c) shall cause the Conversion Price to be less than the Floor Price and (ii) in the event the Conversion Price has been adjusted pursuant to this Section 7(c) and the Dilutive Issuance that triggered such adjustment does not occur, is not consummated, is unwound, or is canceled after the fact for any reason whatsoever, the Conversion Price shall be readjusted to the Conversion Price in effect prior to the such Dilutive Issuance.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e) Notice to Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series G Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

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Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 969 Pruitt Place, Tyler TX 75703, telephone number (914) 233-3004, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Series G Preferred Stock Certificate. If a Holder’s Series G Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series G Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series G Preferred Stock granted hereunder may be waived as to all shares of Series G Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series G Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the holders of not less than such higher percentage shall be required.

(d)  Amendment. Except for Section 6(c), which may not be amended or waived hereunder, this Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation.

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(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(g) Status of Converted Series G Preferred Stock. If any shares of Series G Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series G Preferred Stock.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this [●] day of May, 2025.

NANOVIBRONIX, INC.

By:
Name:	Brian Murphy
Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES G PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series G Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of NanoVibronix, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series G Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation on __________, 2025.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Attribution Parties, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member), including the number of shares of Common Stock issuable upon conversion of the Series G Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series G Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(c) of the Certificate of Designation, is __________________. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

Conversion calculations:

Date to Effect Conversion: ________________________________________________________
Number of shares of Series G Preferred Stock owned prior to Conversion: __________________
Number of shares of Series G Preferred Stock to be Converted: ___________________________
Number of shares of Common Stock to be Issued: ______________________________________
Applicable Conversion Price: _______________________________________________________
Number of shares of Series G Preferred Stock subsequent to Conversion: ____________________

Address for delivery of physical certificates: __________________________________________

or for DWAC Delivery:
DWAC Instructions:
Broker no: _____________________________________________________________________ Account no: ____________________________________________________________________

[HOLDER]
By:
Name:

Title:
Date: